UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 14, 2006

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of August 14, 2006, Mr. Thomas E. Davin has resigned from the Board of Directors of Zumiez Inc. (the “Company”).  His decision to resign is not the result of any disagreement with the Company or its management, but was for personal reasons.

On August 15, 2006, the Company appointed Mr. Dave DeMattei to the Company’s Board of Directors.  Mr. DeMattei will serve as an independent Class III director, filling the vacancy created by the resignation of Mr. Thomas E. Davin, to hold such position until his respective successor is duly elected and qualified, or until his earlier death, resignation or removal.  Mr. DeMattei will serve on the Company’s Compensation Committee, the Governance and Nominating Committee and the Company’s Audit Committee.

Mr. DeMattei, age 49, is the Group President - Williams Sonoma, Williams Sonoma Home, west elm at Williams Sonoma, Inc., a leading specialty retailer of home furnishings in the United States, where he has been employed since 2003.  Prior to that, Mr. DeMattei was the President, North America, of Coach, Inc., a designer, producer, and marketer of fine accessories and gifts for women and men, where he was employed from 1998 until 2003.  Mr. DeMattei also served as the Chief Financial Officer of the GAP, Inc. between 1991 and 1993.  Mr. DeMattei earned an B.S. in Business Administration from the University of San Francisco in 1978.

There are no arrangements or understandings between Mr. DeMattei and any other persons pursuant to which Mr. DeMattei was selected as a director.  There are no transactions, or proposed transactions, during the last two years with the Company to which Mr. DeMattei was or is to be a party, in which Mr. DeMattei, or any member of his immediate family, has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: August 17, 2006	By:	/s/ Richard M. Brooks
Richard M. Brooks
President and Chief Executive Officer